Exhibit 99.1

    NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED FIRST QUARTER RESULTS

WEST CHESTER, Pa., Nov. 9 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools, and middle schools today reported improved financial results for the first quarter of fiscal 2007 which ended September 30, 2006.

First quarter net loss was $670,000 or $0.10 per share compared to a first quarter fiscal 2006 net loss of $713,000 or $0.11 per share.

First quarter revenues were $40,317,000, an increase of $2,815,000, or 7.5% over the $37,502,000 reported for the first quarter of fiscal 2006. The increase in revenue included a comparable school revenue increase of $1,535,000 or 4.2% aided by a tuition increase of 3.5% - 4.0% and an increase in average enrollments. In addition, schools open or acquired over the past year contributed increased revenue of $1,643,000. These revenue increases were partially offset by a $347,000 decrease associated with schools closed during late fiscal 2006.

The Company ended the first quarter of fiscal 2006 with 151 schools, versus 150 schools for the comparable period in the prior year.

School gross profit for the first quarter of fiscal 2007 was $2,911,000, an increase of $102,000 from $2,809,000 as compared to the first quarter of fiscal 2006. School gross profit as a percent of revenue decreased to 7.2% for the first quarter of fiscal 2007 from 7.5% from the first quarter of fiscal 2006. This was primarily driven by school staffing cost increasing at a faster pace than revenue growth as previously vacant school positions were filled and other school positions were added or upgraded. Although this trend may continue in the short term, we anticipate stronger revenue growth in the future that will ultimately result in leveraging our payroll expense.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities Inc., stated, "I am pleased to report overall comparable school back to school enrollment is up over last year. We have made significant improvements in our preschool curriculum and parent communications and are now reaping the benefits of those efforts. This year we will shift more of our focus to strengthening our elementary and middle school curriculum. We continue to execute on our strategic growth plans opening one new school, adding our first corporate model location, offering education enrichment programs in more schools and announcing the acquisition of six schools in a new geographic market.

"We are very encouraged that the vast majority of our geographic markets where our schools are consistent with our strategy of operating private pay schools, had a successful back to school season. The few markets where our schools are not well aligned with our strategy, such as schools where enrollment and tuition revenue are dependent on socioeconomic-based public funding programs, continue to present operating challenges for us. We are reviewing alternative strategies for this segment of schools in order to determine the best means to improve operating performance and gross margin and align them with company strategy.

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"Our first quarter represents a combination of summer camp and back to school.
After a slow summer camp season, we are very encouraged by the Company's overall enrollment increase for the back to school season, which only modestly impacts the first quarter of our fiscal year. We believe our comparable school enrollment gain is a direct result of two major programs. First, our Links to Learning curriculum is now fully implemented in our preschools and had a significant positive impact on comparable preschool enrollment and student retention. We plan a similar focus for our elementary and middle school curriculum for fiscal 2007.

"Second, and more important for the long-term health and stability of our schools, our investment in people appears to be working. School staff and administration quality and depth is the single most important driver of a successful education experience for our students and their families, which in turn, results in greater student acquisition and retention. We have made a substantial investment to upgrade our school teams. We believe that this investment will continue to show improved results in our preschools this year and should begin to positively impact our elementary schools next year, as elementary school enrollment is a long-term parent decision process and student retention cycle.

"I am also pleased that our new school openings and acquisitions are doing well. Our new preschool in Natomas, CA, was our most successful opening ever, reaching 90% occupancy within the first 60 days. Our first corporate preschool, the Esther Peterson Child Development Center at the Department of Labor, opened in October and is also performing well. The Honor Roll School, which we acquired at the end of fiscal 2006, exceeded expectations during the first quarter and had a healthy enrollment increase for back to school.

"During the first quarter, we also obtained the exclusive rights to offer Children's Technology Workshops icamps and after school enrichment programs in an additional four markets where we currently operate schools. We expect to begin to offer after-school enrichment programs in these markets this winter.

"Finally, we continue to implement the growth initiatives in our strategic plan. Our recently announced acquisition of Discovery Isle, a leading preschool provider in San Diego, California, is planned to be effective November 30, 2006 and will add over $10 million of annualized revenue. We expect this acquisition to be accretive for fiscal 2007 results.

"We have also continued to strengthen and increase the flexibility of our balance sheet to further support our growth. In October, 2006, we obtained an enhanced and expanded $50 mm revolving credit facility and repaid all of our Senior Term Debt. This significantly increases our flexibility and available capital resources to fund operations and growth initiatives. We believe we are making excellent progress in building long-term shareholder value and creating the premier national education company."

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Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high-quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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                        Nobel Learning Communities, Inc.
                      Consolidated Statements of Operations
       For the First Quarter Ended September 30, 2006 and October 1, 2005
                  (In thousands except earnings per share data)

                                                    For the Quarter Ended
                                                ------------------------------
                                                September 30,     October 1,
                                                    2006             2005
                                                -------------    -------------
Revenues                                        $      40,317    $      37,502

Gross profit                                            2,911            2,809

General and administrative expenses                     3,686            3,522

Operating loss                                           (775)            (713)

Interest expense                                          322              396

Other (income)                                           (136)             (47)

Loss from continuing operations
 before income tax benefit                               (961)          (1,062)

Income tax benefit                                       (375)            (415)

Loss from continuing operations                          (586)            (647)

Loss from discontinued operations,
 net of tax benefit                                       (84)             (66)

Net loss                                                 (670)            (713)
Preferred stock dividends                                 132              101
Net loss available to
 common stockholders                            $        (802)   $        (814)

Weighted average shares                                 8,093            7,457

Basic and Diluted loss per share:
Loss from continuing operations                 $       (0.09)   $       (0.10)
Loss from discontinued operations                       (0.01)           (0.01)
Net loss per share                              $       (0.10)   $       (0.11)

                                                    As of            As of
                                                 October 1,         July 1,
Selected Balance sheet data:                        2005             2006
--------------------------------------------    -------------    -------------
Cash and cash equivalents                       $       7,111    $       9,837
Property and equipment, net                            27,573           25,707
Goodwill and intangible assets, net                    40,047           39,902
Total debt                                             12,612           13,180
Stockholders' equity                            $      45,707    $      46,280

NLCI-F

Contact:  Tom Frank, CFO, Nobel Learning Communities, Inc., +1-484-947-2000